The ALRT Diabetes Management System in Action

New video presentation shows how health care providers use the features of ALRT’s Diabetes Management System to support patients with Type 2 Diabetes

(October 23, 2017 -- RICHMOND, VA) Following the recent FDA clearance of the Company’s Insulin Dose Adjustment feature and release of its patent pending Predictive A1C innovation, ALR Technologies Inc. (“ALRT” or the “Company”) has released a new video presentation to show how health care providers are supported by the ALRT Diabetes Management System.

The latest video titled “Details of the ALRT Diabetes Management System” provides a tour of the ALRT diabetes management system from the perspective of a healthcare provider monitoring a group of diabetes patients under his or her care. The healthcare provider is able to view the progress and history of patient’s blood glucose date and the Predictive A1C trend for specific patients, and make decisions on adjustment of medicines within the system. ALRT provides in an integrated view, dosage information for all major diabetes medicines as well as the American Diabetes Association and American Association of Clinical Endocrinologists clinical guidelines for insulin dosage.

“Details of the ALRT Diabetes Management System” is the final video in a series of six videos released by ALRT last week, which highlight key features of the ALRT diabetes management system. To view the videos please go to the Company’s YouTube channel – www.youtube.com/ALRTechnologies.

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Note to Readers: screenshots of the ALRT Diabetes Management System include names of medicines prescribed for the treatment of Type 2 Diabetes, including the following:

Metformin and Metformin extended release

Carbophage SR, Fortamet, Glucophage XR, Glumetza, Riomet

GLP-1-RA

Adlyxin, Bydureon, Byetta, Tanzeum, Trulicity, Victoza

GLP-1-RA Combinations

Soliqua 100-33, Xultophy

AGI

Glyset, Precose

SGL2-I

Farxiga, Invokana, Jardiance

SGL2-I Combinations

Invokamet, Synjardy, Xigduo, Glyxambi

Sulfa

Amaryl, Diabeta, Glucotrol, Micronase

Sulfa Combinations

Amaryl M, Glucovance, Metaglip, Avandaryl, Duetact

GLN

Glufast, Prandin, Starlix

GLN Combinations

PrandiMet

DPP-4-I

Januvia, Nesina, Onglyza, Tradjenta

DPP-4-I Combinations

Janumet, Jentadueto, Kazano, Kombiglyze XR, Glyxambi, Oseni

TZD

Actos, Avandia

TZD Combinations

Actoplus Met, Avandamet, Oseni, Avandaryl, Duetact

INSULINS

Intermediate

Humulin N, Novolin N

Long acting

Basaglar, Lantus, Levemir, Toujeo, Tresiba

Premixed

Humalog Mix 50/50, Humalog Mix 75/25, Humulin 70/30, Novolin 70/30, Novolog Mix 70/30

Rapid acting

Afrezza, Apidra, Flasp, Humalog, Novolog

Short acting

Humulin R, Novolin R

About ALR Technologies Inc.

ALR Technologies is a medical device company providing an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters. The System processes and streamlines collected data to support clinicians and caregivers to improve patient outcomes and assist health plans to optimize their investments in chronic disease care. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 1.877.257.8242 email: info@alrt.com